UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

                                                                      BETA OIL & GAS, INC.

(Name of Issuer)

                                                        Common Stock, par value $.001 per share

(Title of Class of Securities)

                                                                                    08659A104

(CUSIP Number)

_____________________________________________________________________________

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [   ]   Rule 13d-1(b)

          [X]   Rule 13d-1(c)

          [   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 08659A104                                         13G                                         Page 2 of 4
__________________________________________________________________________
1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Rolf N. Hufnagel
__________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

               (a)    [   ]

               (b)    [   ]
__________________________________________________________________________
3    SEC USE ONLY

__________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
__________________________________________________________________________
NUMBER OF SHARES	5 SOLE VOTING POWER 930,000 __________________________________________________
BENEFICIALLY OWNED BY EACH	6 SHARED VOTING POWER -0- _________________________________________________
REPORTING PERSON	7 SOLE DISPOSITIVE POWER 930,000 _________________________________________________
WITH	8 SHARED DISPOSITIVE POWER -0-

___________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               930,000
___________________________________________________________________________
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

______________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                7.5%
___________________________________________________________________________
12   TYPE OF REPORTING PERSON

                IN
___________________________________________________________________________

CUSIP NO. 08659A104                                         13G                                         Page 3 of 4
___________________________________________________________________________

Item 1.    (a)    Name of Issuer:    Beta Oil & Gas, Inc.

               (b)   Address of Issuer's Principal Executive Offices:

                       Two Warren Place
                       6120 South Yale Avenue, Suite 813
                       Tulsa, Oklahoma 74136

Item 2.   (a)    Name of Persons Filing:    Rolf N. Hufnagel

              (b)   Address of Principal Business Office:

                      Crimson Resources, LLC
                      6100 South Yale Avenue, Suite 300
                      Tulsa, Oklahoma 74136

              (c)    Citizenship:    United States

              (d)    Title of Class of Securities:    Common Stock, par value $.001

              (e)    CUSIP Number: 08659A104

Item 3.    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               Not Applicable

Item 4.    Ownership.

               (a)    Amount Beneficially Owned: 930,000

               (b)    Percent of Class:  7.5%

               (c)    Number of shares as to which such person has:

                       (i)    sole power to vote or to direct the vote:    930,000

                       (ii)   shared power to vote or to direct the vote:     -0-

                       (iii)  sole power to dispose or to direct the disposition of:  930,000

                       (iv)  shared power to dispose or to direct the disposition of:  -0-

CUSIP NO. 08659A104                                         13G                                         Page 4 of 4
____________________________________________________________________________

Item 5.    Ownership of Five Percent or Less of a Class.

               Not Applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being
               Reported on By the Parent Holding Company.

               Not Applicable

Item 8.    Identification and Classification of Members of the Group.

               Not Applicable

Item 9.    Notice of Dissolution of Group.

               Not Applicable

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2002                                                   /s/ Rolf N. Hufnagel
                                                                                        Rolf N. Hufnagel